Exhibit 99.1
Blackbaud Announces Acquisition of Target Software and Target Analysis Group
Announces Preliminary Fourth Quarter Results and Reiterates Stand-Alone 2007 Revenue Growth Guidance
Charleston, S.C. (January 16, 2007) — Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, announced today that it has acquired privately-owned Target Software Inc. and Target Analysis Group, Inc., sister companies based in Cambridge, Massachusetts. Under the terms of the agreement, Blackbaud paid an aggregate purchase price for the companies of approximately $60 million, plus an additional amount of up to $2.4 million under a one year earn-out arrangement. Blackbaud financed the deal through a combination of cash and borrowings from its credit facility.
Target Software is a leading provider of large-scale database management and sophisticated donor relationship software solutions that support national and regional nonprofit fundraising organizations that run the most demanding and high-volume direct response marketing campaigns. Target Analysis Group delivers data mining, predictive modeling, and unique collaborative benchmarking services to hundreds of nonprofits of all sizes. Together, the two companies provide solutions that help organizations analyze, plan, forecast, execute, and manage high-volume fundraising campaigns while helping them maintain long-term donor relationships at the same time.
Marc Chardon, Blackbaud’s chief executive officer, said, “We are very excited to announce the acquisition of Target Software and Target Analysis Group, which significantly advances our strategic goal of providing a complete solution for meeting the fundraising and direct marketing needs of the nonprofit sector. Blackbaud has been moving into the area of direct response marketing and the acquisition of Target is a major step in that move as we add their best-of-breed solutions and over 15 years of sales, service and process domain expertise to our own.”
Chardon added, “This acquisition will improve Blackbaud’s ability to serve customers in the high-end of the nonprofit market and chief marketing officers alike, and we believe there will be a significant opportunity to cross-sell our respective solutions to customers of all sizes. As a result, we believe the acquisition of Target will materially expand our market opportunity.”
Chuck Longfield, Target’s founder and chief executive officer, said “Blackbaud’s refined analytics and proven high-touch, high-value fundraising capabilities with major givers will dovetail with Target’s high-volume direct response marketing and data mining leadership. The combination of Blackbaud and Target’s solutions enables fundraisers to assemble end-to-end solutions to explore donor preferences, to understand giving habits, and to conduct more effective campaigns across donors of all sizes.” Longfield, who will become Blackbaud’s chief scientist, continued, “I’m excited by this opportunity to work with what we believe are the two best R&D teams in the nonprofit world as they create and deploy new solutions to help nonprofits achieve the fundraising success vital to their missions. We believe this acquisition is highly attractive for both companies, our customers, employees and shareholders.”
Jon Abbott, Executive Vice President and General Manager, The WGBH Educational Foundation, said, “Many nonprofits are coming to recognize the donor database as one of their most valuable institutional assets, one vital to fulfilling their missions. Data-driven relationship management practices are a critical factor in moving educational and social sector organizations forward. This merger brings Target’s expertise in large-scale, sophisticated campaign management, analytics and processing together with Blackbaud’s industry-leading front-end interface for high-touch fundraising. I am excited to see these two leading companies integrate their strengths to advance the progress of not-for-profits working for communities and causes across the nation.”

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Target Analysis Group and Target Software will continue operations as wholly-owned subsidiaries in Cambridge, Massachusetts under current president Lee Gartley, who will also join the Blackbaud executive team. Together, the two companies have nearly 200 employees who bring extraordinary expertise and an impressive record of delivering valuable data management services to nonprofits.
Fourth Quarter Preliminary Results and Financial Outlook
Blackbaud also announced that it expects to report fourth quarter total revenue of $49.5 million to $49.6 million and non-GAAP operating income of $14.1 million to $14.2 million, both of which are within the company’s previously issued guidance range. In addition, the company expects to report license revenue, which is the smallest component of the company’s total revenue, of $8.2 million, slightly below the company’s previously issued guidance range.
On a stand-alone basis — before taking into consideration the financial impact associated with the Target acquisitions — the company is reiterating its previously stated forecast of 13% to 14% revenue growth in 2007.
From a profitability perspective, the company remains comfortable with its previous expectation of non-GAAP operating margins of 27% to 28% on a stand-alone basis in 2007; however, the company currently anticipates that the acquisition of the Target companies will be dilutive by $0.03 to $0.06 to its non-GAAP earnings per share in 2007. Of note, approximately $0.01 to $0.02 of the non-GAAP earnings per share dilution is expected to come from the write down of deferred revenue, and the expected dilution does not include the expected tax benefit of approximately $1.5 million per year related to the structuring of the acquisitions.
Blackbaud will provide detailed fourth quarter financial results on February 5, 2007. At this time Blackbaud will also provide detailed first quarter and full year 2007 guidance, including the expected impact of the Target acquisition.
Non-GAAP estimates exclude the impact of stock-based compensation and costs associated with amortization of intangibles arising from business combinations.
Conference Call Information
Blackbaud will host a conference call this afternoon, January 16, 2007, at 5:30 p.m. (EST) to discuss the agreement to acquire Target Software and Target Analysis Group. To access this call, dial 1-877-502-9272 (domestic) or 1-913-981-5581 (international. Confirmation number: 5983940. A replay of the conference call will be available through February 23, 2007; at 1-888-203-1112 (domestic and 1-719-457-0820 (international).The replay passcode is 5983940. A live webcast of the this conference call will be available on the “Investor Relations” page of the Company’s Web Site, (www.blackbaud.com) and a replay will be archived on the Web site as well.

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About Blackbaud
Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. More than 15,000 organizations — including the American Red Cross, Bowdoin College, the Chesapeake Bay Foundation, the Detroit Zoological Society, Episcopal High School, Cancer Research UK, the Lincoln Center, and United Way of America — use one or more of Blackbaud products and consulting services for fundraising, financial management, Web site management, school administration, and ticketing. Blackbaud’s solutions include The Raiser’s Edge®, The Financial Edge™, The Education Edge™, The Patron Edge®, Blackbaud®NetCommunity™, The Information Edge™, WealthPoint™, and ProspectPoint™, as well as a wide range of consulting and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina, and has operations in Toronto, Ontario; Glasgow, Scotland; London, England; and Sydney, Australia. For more information, visit www.blackbaud.com
Forward-looking statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of Target Software and Target Analysis and other risks associated with acquisitions; risk associated with successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; adoption of our products and services by nonprofits; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risk associated with product concentration; economic conditions and seasonality; competition; risks associated with management of growth; technological changes that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge upon request from Blackbaud’s investor relations department.
Media Contact:
Melanie Milonas
Blackbaud, Inc.
melanie.milonas@blackbaud.com
843.216.6200 x3307
SOURCE: Blackbaud, Inc.

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